Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2004 except as to paragraph three of Note 1 which is as of November 16, 2004, relating to the financial statements, which appear in the Registration Statement on Form S-1, as amended, of PRA International (File No. 333-116424). We also consent to the incorporation by reference of our report dated March 24, 2004 relating to the financial statement schedule, which appears in such Registration Statement on Form S-1, as amended.

/s/ PricewaterhouseCoopers LLP

McLean, VA
December 2, 2004